EXHIBIT C

AMENDMENT NO. 1 TO
SECURITIES PURCHASE AGREEMENT
This Amendment No. 1 to Securities Purchase Agreement (this “Amendment”), dated as of December 31, 2025, is entered into by and between Elements Corporate Services Limited (“Purchaser) and David Lazar (the “Selling Party”). All capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).
WITNESETH:
WHEREAS, Purchaser and the Selling Party have entered into that certain Securities Purchase Agreement, dated as of October 2, 2025 (the “Purchase Agreement”); and
WHEREAS, Purchaser and Selling Party desire to amend the Purchase Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Amendments to Purchase Agreement.
(a) The definition of Lazar Common Shares in the Recitals of the Purchase Agreement is hereby amended by deleting “1,481,890” and replacing it with “1,481,669”.
(b) The definition of Final Closing Date in Section 4(c) of the Purchase Agreement is hereby amended by deleting “December 31, 2025” and replacing it with “January 10, 2026.”
2. Miscellaneous.
(a) Acknowledgement. The Parties acknowledge and agree that (i) Selling Party exercised the Lazar Warrant on November 12, 2025 and was issued 402,347 shares of Common Stock, and (ii) the Lazar Convertible Note was automatically converted into shares of Common Stock on October 27, 2025 pursuant to which 254,165 shares of Common Stock were issued to Selling Party and 981,649 shares of Common Stock were issued to Purchaser.
(b) Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other jurisdiction.
(c) Effect on Transaction. The terms and provisions set forth in this Amendment shall amend and supersede the terms and provisions of the Purchase Agreement solely to the extent set forth in Section 1 above, and except as expressly amended in Section 1 above, the Purchase Agreement shall remain in full force and effect.
(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Signature Page Follows

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.
SELLING PARTY

/s/ David Lazar
David Lazar

PURCHASER:

Elements Corporate Services Limited

By: /s/ Wong Man Ching
Name: Wong Man Ching
Title: Authorized Signatory